UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
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FOR IMMEDIATE RELEASE

REGIS URGES SHAREHOLDERS TO VOTE THE GOLD PROXY CARD AND TO DISREGARD THE ISS RECOMMENDATION

Shareholders Should Protect their Investment by Electing All of Regis’ Director Nominees

Leading Proxy Advisory Firm Glass Lewis & Co. Recommends Shareholders Support Regis Settlement Proposal to Elect One Starboard Nominee to Board

Minneapolis, MN — October 18, 2011 — Regis Corporation (NYSE: RGS) (“Regis”), the global leader in the $160 billion hair care industry, issued the following statement in response to Institutional Shareholder Services’ (“ISS”) recent report regarding the Company’s 2011 Annual Meeting of Shareholders, scheduled for October 27, 2011.  Regis urges its shareholders to vote FOR its experienced and highly-qualified director nominees — Rolf F. Bjelland, Joseph L. (“Joel”) Conner, Paul D. Finkelstein, Van Zandt Hawn, Susan S. Hoyt, Michael J. Merriman and Stephen E. Watson — using the GOLD proxy card today.

In a statement issued today, the Company said:

“We are disappointed in ISS’ recommendation and strongly believe that the firm reached the wrong conclusion in failing to recommend that Regis shareholders vote FOR all of Regis’ director nominees at the Company’s 2011 Annual Meeting of Shareholders.  We reiterate our Board’s unanimous recommendation that shareholders support the Company’s plans for future growth and enhanced shareholder value by voting FOR Regis’ director nominees on the GOLD proxy card.

“We believe that Regis’ well-balanced Board, with its diverse experience and senior leadership critical to our business, is extremely well-positioned to help Regis succeed in achieving long-term growth and improving shareholder value through revenue initiatives, cost-cutting commitments and key management and governance changes.  This is not the time to disrupt the execution of the changes that are underway at Regis.  We firmly believe that the election of all seven of Regis’ director nominees, six of whom are independent, is in the best interests of the Company and its shareholders.”

For over two months, Regis has attempted to negotiate a settlement with Starboard, which Regis believes is in the best interest of all shareholders and which includes reasonable board representation, a review of alternatives for non-core assets and aggressive operational goals. Given that Starboard holds just 5.2% of recently-acquired stock in Regis, the Company believes that board representation exceeding one director would be disproportionate representation on the Regis Board and would result in a Board that would not be optimally effective in its composition.

Glass Lewis & Co., a leading independent proxy voting advisory firm, supports Regis’ proposal for a settlement with Starboard.  In a recently published report, Glass Lewis noted that:

“The Dissident has only held its shares in the Company for a short period though we acknowledge that it has acquired a substantial stake (more than 5%) in the Company and is among the top ten investors.  Notably, the Company has also stated that it remains willing to settle with Starboard and provide it a single seat on the board.  In our opinion, one seat on the Regis board is adequate in light [of] Starboard’s economic interest and will provide the Dissident further insight to the Company’s operations as well as the ability to participate in the ongoing strategic decisions and planning of the Company’s turnaround.”(1)

In response to the top-line impact of the financial crisis and subsequent economic downturn Regis has been aggressively managing its cost structure. Since the beginning of 2008, Regis has achieved cost savings of $48 million and now has a lower G&A expense than in 2008, despite inflationary pressures in our cost base.  In addition, the Company was able to reduce its debt by over $490 million in less than three years.

A new leadership team and reorganized management structure were put in place in February 2011.  The new leadership team has already begun to execute its plan to improve the future performance of the Company and is taking aggressive actions to meet its operating and financial goals.  These actions are focused on:

•      Increasing customer centricity;

•      Leveraging the power of the Company’s brands; and

•      Enhancing the use of technology in the field to improve connectivity with salons.

In addition, Regis has been implementing significant governance changes, which will result in the majority of the Company’s directors having commenced service in or after 2010.

The three independent directors currently being targeted by Starboard are seasoned executives with experience in specialty retail, corporate finance and investment management, respectively.  Each is a valuable member of the Regis Board with an extensive understanding of Regis’ businesses and the hair care industry:

•      Ms. Hoyt has over 40 years of experience in the specialty retail industry, with 26 of those years spent in the fashion sector.  Ms. Hoyt brings an important perspective to the Board as its only female director, which is especially valuable in light of the demographics of Regis’ employee and customer bases.

•      Mr. Bjelland has nearly 40 years of executive experience and financial expertise derived from his work in the financial services industry with a Fortune 500 organization.  He is the Chairman of the Company’s Audit Committee, and his continued tenure on the Regis Board is important to ensure a smooth transition to a new Audit Committee Chairman following his announced retirement next year.

•      Mr. Hawn has extensive experience in the investment industry, including through his role as a corporate advisor on acquisition and financing activities.  His skill set has been important to the historic success of our acquisition strategy, and he has been instrumental in the completion of financing transactions to fund our growth.

The Regis Board of Directors recommends all shareholders promptly vote FOR the Company’s highly-qualified director nominees — by telephone, by Internet or by signing, dating and returning the Company’s GOLD proxy card.

The Regis Board and management team urge shareholders to vote only Regis’ GOLD proxy card and to discard the dissident group’s white proxy card.  Shareholders who may have inadvertently voted on the

(1)  Permission to use quotations was neither sought nor obtained.

white proxy card have every legal right to change their vote by promptly submitting a later-dated GOLD proxy card.  Only the latest-dated, validly-executed proxy vote counts.

Shareholders with questions about how to vote their shares on the GOLD proxy card, or who need additional assistance, may contact the firm assisting Regis in the solicitation of proxies, Innisfree M&A Incorporated, toll-free at (877) 750-5837.  (Banks and brokers may call collect at (212) 750-5833.)

Faegre & Benson LLP and Wachtell, Lipton, Rosen & Katz are serving as legal advisors to Regis.  Perella Weinberg Partners and BofA Merrill Lynch are serving as the Company’s financial advisors.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2011, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Additional Information

Regis, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Regis’s shareholders in connection with Regis’s 2011 Annual Meeting of Shareholders.  The Company has filed a definitive proxy statement with the SEC with respect to the 2011 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Investor Relations at (952) 947-7777. Investors and security holders may also obtain free copies of the documents filed with the SEC on the Company’s website at http://www.regiscorp.com.

Contact Information

Mark Fosland

SVP, Finance and Investor Relations

952-806-1707

Andy Larew

Director, Finance-Investor Relations

952-806-1425

Kelly Sullivan / Annabelle Rinehart / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449